Exhibit 10.2 to Clean Coal Technologies, Inc. Form 8-K filed 3-16-12

AGPL Investments Pte Ltd	Clean Coal Technologies, Inc.
7500A Beach Road, #11 -303, The Plaza	295 Madison Avenue, 12" Floor
Singapore 199591	New York, NY. 10017

Binding Heads of Terms

This binding agreement is made and effective as of March 13, 2012 ("EFFECTIVE DATE"), between Clean Coal Technologies, Inc. ("CCTI"), a corporation established under the laws of Nevada, USA and having its principal offices at 295 Madison Avenue, New York, NY 10017, and AGPL Investments Pte Ltd ("ARCHEAN"), a company incorporated under laws of Singapore, and having its office at 7500A, Beach Road, #11-303, The Plaza, Singapore 199591, and pertains solely to the operations as set forth in this Agreement.

Each of ARCHEAN and CCTI are referred to as a "Party" and, collectively, as the Parties

Whereas the Parties seek to enter into a partnership through a joint venture company ("Newco") that will establish the pilot plant and also market CCTI Pristine-M technology on an exclusive basis in the ASEAN region (the "Territory") which includes Indonesia, Thailand, Vietnam, Cambodia, Malaysia, the Philippines, Laos, Brunei and Myanmar;

Whereas CCTI wishes to sell/allot and Archean wishes to acquire a direct ownership stake in CCTI;

Now therefore the Parties agree:

1. Before the initial payment contemplated in section 2 below,, CCTI will have obtained a written release from any obligations, present or future, with Jindal Steel & Power Limited (JSPL) arising under MOU dated 30th Jan 2012 signed with them, that may violate or conflict with the terms of the present agreement. CCTI also confirms that there is no other existing MOU/agreements/obligations/contracts that violate or conflict with the terms of this agreement.

2. Within a week from effective date of this Agreement, March 13, 2012, Archean commits to make a payment of two million US Dollars ($2,000,000) into CCTI's account at Bank of America (details to be provided by CCTI) ensuring available funds no later than Monday March 19, 2012, provided CCTI has obtained the release from JSPL as per Section 1 above.

3. Upon confirmation of payment to CCTI by Bank of America credit advice, CCTI will issue Archean a convertible debenture on terms contained in the Debenture Agreement (to be finalized and executed on or before March 16, 2012), which will represent, upon conversion and subject to the availability of authorized capital and the terms of the debenture, 6.7 % of the outstanding shares of CCTI as at the effective date.

4. Archean agrees to the "carve out", in favour of JSPL-owned mines from the exclusive Technology License granted to Newco. The terms governing the 'carve out' for JSPL are to be negotiated directly by CCTI and evidenced in the written release described in Section 1.  All payments made by JSPL to CCTI will go to CCTI directly and will not pass through Newco.

5. Archean commits to fund the construction of a l/10-scale, 3-ton per hour, pilot plant covering the actual cost of up to US two million dollars ($2,000,000).  It is agreed that the pilot plant will be initially located in Oklahoma, USA. Newco agrees to enter into negotiations with SEE&I (SAIC Energy, Environment and Infrastructure) leading to the execution of a contract (the "EPC Contract") that will, among other provisions, contain all timelines/equipment guarantees/process guarantees etc., CCTI to be responsible for any overrun costs (costs over and above 2 million US Dollars).

6. CCTI agrees to fund any cost for the construction of the pilot plant that exceeds US two million dollars ($2,000,000).

7. Archean & CCTI commit to the establishment of Newco. Archean, for its contribution of its share of the pilot plant of up to US two million dollars ($2,000,000), will be entitled to a 55% equity interest in Newco.   For contribution of the technology and certain commercial concessions as well as its share, if any, of the pilot plant, CCTI will obtain a 45% equity interest in Newco. It is contemplated that this company will be registered under the laws of Singapore.

8. Upon successful commissioning of the Pilot Plant, as per the EPC Contract with SAIC, and confirmation that a commercial scale plant can be built based upon the results of the pilot plant, Archean will pay CCTI a license payment of US two million dollars ($2,000,000).

9. Preferential commercial terms as per Section 8 and 9 will be contained in a separate Technology License Agreement ("Special Terms TLA") to be executed between CCTI and Archean.   Preferential terms of the License for present and future majority-owned Archean mines include:

a. Waiver of further license fees beyond the two million dollars ($2,000,000) payment referenced in Section 8. Said waiver shall extend to all existing and future mines that are majority-owned by Archean. However, it is understood that the majority ownership requirement of this section may be qualified by local laws within the Territory that may prohibit/restrict majority-ownership by foreign companies;

b. Royalty rate of US$1.00 per ton for on-going production at Archean majority owned mines; and

c. Waiver of royalty for the first two million tons of aggregate production at Archean majority owned mines within the Territory.

10. CCTI grants to Archean an option to exercise a block acquisition (the "Additional Block") of up to 20% of the outstanding shares of CCTI on the date of exercise, including the shares described in Section 3 and/or any shares previously acquired. The Additional Block may be acquired on the following terms:

a. If Archean elects to exercise its option executed after May 31, 2012 but no later than June 30, 2012, CCTI agrees to sell the additional block at a 20% discount to the market price at the close of business on the date the option is exercised.

b. If Archean elects to execute its option after the successful commissioning of the pilot plant but no later than one year after the Effective Date of this Agreement, CCTI agrees to sell the additional block at a 15% discount to the market price at the close of business on the date the option is exercised.

CCTI hereby confirms that the transaction contemplated as above is a private placement transaction, and is compliant with applicable laws and regulations.

11. Upon payment of the initial payment of US two million dollars ($2,000,000) referenced in Section 2, CCTI agrees to appoint one Archean-nominated member to the CCTI Board of Directors. Archean may nominate a Board Member any time on or after June 1, 2012.

12. Immediately on the Effective Date of this Agreement, CCTI grants Archean a "Right of First Refusal" on any CCTI Pristine-M business transaction outside the Territory. CCTI undertakes to show all transactions outside of "The Territory" to Archean and invite them to participate on a 50/50 basis on a case by case basis on terms and conditions that reflect the structure of each transaction. It is agreed that this right shall be further defined after the successful commissioning of the pilot plant.

13. CCTI represents that Use of Proceeds of any funds received from Archean under this Agreement will be limited to:

a. Payment of fees to SAIC as per terms of existing contracts;

b. Consultancy fees paid in connection with the execution of this transactions;

c. Repayment of matured debt and accounts payable, including legal fees;

d. Repayment of debt and accounts payable, as they come due;

e. General working capital including rent, salaries, benefits, marketing expenses;

f. Hiring of in-house counsel and a CFO;

g. Investment banking fees (capital raise, up-listing the company).

14. CCTI agrees to concede to Archean a period of further legal, financial, technical due diligence on CCTI through May 31, 2012. During this period, CCTI shall cooperate fully and make full disclosure of the items contained in Use of Proceeds as listed in Section 13 and will provide any other information, financial, legal or technical.

15. The Parties Agree to execute definitive documents containing the terms and conditions of this Agreement by no later than March 30, 2012, or such other extended time as may be mutually agreed, but not later than 30th April 2012.

16.  The current senior management at CCTI (including but not restricted to) Mr. Robin Eves, Mr. Ignacio Ponce de Leon, and technical advisor Dr. Dilo Paul will commit to three year service contracts with CCTI effective from the day definitive agreements are signed under this HOA.

17. Assignment: AGPL Investments Pte Ltd has the right to assign this Heads of Terms to any of its affiliates/group companies.

18. Governing law of this Agreement and forum for resolution of any disputes regarding its interpretation will be the law of Singapore.

/s/Robin Eves

Robin Eves

President and CEO

Clean Coal Technologies Inc.

/s/K Narayanan

K. Narayanan

Authorised signatory

AGPL Investments Pte. Ltd.